Exhibit 16.1

November 26, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K dated November 26, 2025, of Moog Inc. and are in agreement with the statement contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP